                                                                  EXECUTION COPY

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                        ADMINISTRATIVE SERVICES AGREEMENT

                  ---------------------------------------------

                                     between


                     PETROLEO BRASILEIRO, S.A. - PETROBRAS,

                           as Delivery and Sales Agent

                                       and

                             PETROBRAS FINANCE LTD.



                  ---------------------------------------------

                          Dated as of December 21, 2001

                  ---------------------------------------------


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                                TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS...........................................................................................     1

ARTICLE II APPOINTMENT AND DUTIES................................................................................     2
      2.1      Appointment of Delivery and Sales Agent...........................................................     2
      2.2      Duties and Obligations............................................................................     2
      2.3      Delivery and Sales Agent Procedures...............................................................     3
      2.4      Fee...............................................................................................     3
      2.5      Delegation of Duties..............................................................................     3

ARTICLE III TERM.................................................................................................     3

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE DELIVERY AND SALES AGENT........................................     4

ARTICLE V COVENANTS OF THE DELIVERY AND SALES AGENT..............................................................     4

ARTICLE VI CONDITIONS PRECEDENT..................................................................................     4

ARTICLE VII GENERAL PROVISIONS...................................................................................     4
      7.1      Reimbursement.....................................................................................     4
      7.2      Rights Confined to Parties; Third Party Beneficiaries.............................................     4
      7.3      Amendment or Waiver: Remedies Cumulative..........................................................     5
      7.4      Binding Upon Assigns..............................................................................     5
      7.5      Waiver of Immunity; Submission to Jurisdiction; Agent.............................................     5
      7.6      Notices...........................................................................................     6
      7.7      Severability......................................................................................     8
      7.8      Governing Law.....................................................................................     8
      7.9      Use of English Language...........................................................................     8
      7.10     Counterparts......................................................................................     8
      7.11     Survival..........................................................................................     8
      7.12     No Consequential Damages..........................................................................     8
      7.13     No Petition.......................................................................................     8
      7.14     Limited Recourse..................................................................................     9
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                                        i

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                        ADMINISTRATIVE SERVICES AGREEMENT

     ADMINISTRATIVE SERVICES AGREEMENT dated as of December 21, 2001, between Petrobras Finance Ltd., an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands ("Petrobras Finance") and Petroleo Brasileiro, S.A. - Petrobras ("Petrobras"), a mixed capital company (sociedade anonima de economia mista) organized and existing under the laws of Brazil, in its capacity as agent for Petrobras Finance (the "Delivery and Sales Agent").

     WHEREAS, Petrobras Finance and Petrobras have entered into a Master Export Contract and a Prepayment Agreement, each dated as of the date hereof (respectively, the "Master Export Contract" and "Prepayment Agreement") with Petrobras, pursuant to which agreements Petrobras shall sell to Petrobras Finance and Petrobras Finance shall purchase from Petrobras certain Eligible Products;

     WHEREAS, Petrobras Finance has entered into the Receivables Purchase Agreement, dated as of the date hereof (the "Receivables Purchase Agreement") with U.S. Bank, National Association, Cayman Islands Branch, acting solely in its capacity as Trustee (the "Trustee") of the PF Export Receivables Master Trust and Petrobras, pursuant to which Petrobras Finance will sell to the Trustee the rights to certain designated receivables to be generated from the sale of the Eligible Products by Petrobras Finance;

     WHEREAS, in order to facilitate the purchase by Buyers of Eligible Products from Petrobras Finance, Petrobras Finance desires to appoint Petrobras as its delivery and sales agent to market, sell and arrange for the delivery of Eligible Products to Buyers, subject to the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following capitalized terms shall have the following meanings; provided that capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Master Export
Contract:

     "Agreement" means this Agreement and the schedules hereto and shall include all amendments, modifications and supplements hereto as the same may be in effect from time to time.

     "Delivery and Sales Agent" has the meaning assigned to such term in the recitals.

     "Master Export Contract" has the meaning assigned to such term in the recitals.

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                                       -2-

     "Petrobras" has the meaning assigned to such term in the recitals.

     "Petrobras Finance" has the meaning assigned to such term in the recitals.

     "Prepayment Agreement" has the meaning assigned to such term in the recitals.

     "Receivables Purchase Agreement" has the meaning assigned to such term in the recitals.

     "Servicer" shall mean Petrobras International Finance Company and its successors and assigns, as Servicer under the Servicing Agreement dated as of the date hereof among the Servicer, the Trustee, Petrobras Finance and Petrobras.

     "Trustee" has the meaning assigned to such term in the recitals.

                                   ARTICLE II

                             APPOINTMENT AND DUTIES

     2.1 Appointment of Delivery and Sales Agent. Petrobras Finance hereby appoints Petrobras as its Delivery and Sales Agent to undertake the duties and obligations set forth herein. Petrobras hereby accepts such appointment hereunder, subject to the terms and conditions contained herein.

     2.2  Duties and Obligations.

     (a) Subject to and upon the terms, provisions and conditions contained herein, the Delivery and Sales Agent shall, from time to time on behalf of Petrobras Finance, market, sell and arrange for the delivery of any Barrels of Eligible Products sold or to be sold by Petrobras Finance to Buyers during the term of this Agreement.

     (b) Without limiting the obligations of the Delivery and Sales Agent set forth in Section 2.2(a) and unless otherwise instructed by Petrobras Finance, the Delivery and Sales Agent shall undertake the following duties and obligations:

          (i) as early as practicable prior to each date of delivery of Eligible Products by Petrobras, notify Petrobras and Petrobras Finance of
     (A) the identity of the Buyers to whom such Eligible Products are to be delivered, (B) the applicable Delivery Point for such delivery and (C) the price to be paid by such Buyers for the sale of such Eligible Products;

          (ii) notify the Buyers of the quantity and the applicable Delivery Date for the Eligible Products sold to such Buyers;

          (iii) arrange for the Required Documents, together with any certificates of quality and quantity requested by any Buyer relating to such Eligible Products, to be delivered to such Buyer in respect of each sale of Eligible Products;

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                                       -3-

          (iv) at the request of the Servicer or Petrobras Finance, take all necessary and reasonable actions to assist the Servicer in collecting any amounts due from Buyers in respect of sales by Petrobras Finance of Eligible Products;

          (v) facilitate sales of Eligible Products and provide marketing services to Petrobras Finance in respect of the Eligible Products; and

          (vi) perform such additional or ancillary activities as may be reasonably required in furtherance of the above.

     (c) The Delivery and Sales Agent shall ensure that the Eligible Products are delivered in compliance with the terms and conditions of the Master Export Contract and the Prepayment Agreement, and in such a manner as is necessary to create, on the part of the Buyers, a payment obligation in favor of Petrobras Finance.

     (d) The Delivery and Sales Agent shall ensure that all sales of Eligible Products by Petrobras Finance are invoiced in the name of Petrobras Finance, as legal owner.

     2.3 Delivery and Sales Agent Procedures. In performing any duties pursuant to this Agreement, the Delivery and Sales Agent agrees to use a commercially reasonable degree of skill and attention and to employ the customary diligence that it would use in acting for its own account and not as agent in respect of the activities in question, and to follow such practices and procedures as it employs in the ordinary course of its business when performing such activities, unless any such practices and procedures would conflict with any provision of the Master Export Contract or the Prepayment Agreement, as the case may be, in which case, the Delivery and Sales Agent shall act in accordance with the Master Export Contract or the Prepayment Agreement, as applicable. In the case of any such conflict, the Delivery and Sales Agent shall notify the Trustee.

     2.4 Fee. In consideration of Delivery and Sales Agent's obligations under this Agreement, Petrobras Finance shall pay to the Delivery and Sales Agent, on the Closing Date and on each anniversary thereof, an annual fee equal to U.S.$10,000. The failure of Petrobras Finance to pay this fee shall not be grounds for the termination by Petrobras of this Agreement.

     2.5 Delegation of Duties. The Delivery and Sales Agent may at any time at its own expense delegate its duties under this Agreement to a sub-servicer, provided that any such sub-servicer shall deliver to the Trustee, each Enhancer and Petrobras Finance a written instrument in which such sub-servicer accepts such duties and agrees to conduct such duties in accordance with the terms of and in the manner set forth in this Agreement. Such delegation shall not relieve the Delivery and Sales Agent of its liability and responsibility with respect to such duties.

                                   ARTICLE III

                                      TERM

     The term of this Agreement shall commence as of the date set forth in the introductory paragraph hereof and shall expire upon the termination of the Master Export Contract.

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                                       -4-

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE DELIVERY AND SALES AGENT

     Petrobras, in its capacity as Delivery and Sales Agent, hereby confirms the representations and warranties contained in clauses (a), (b), (c), (d), (e),
(f), (g), (h), (i), (j), (k), (l), (n), (o), (p), (q) and (r) of Section 4.01 of
the Master Export Contract, which representations and warranties are incorporated herein by reference as if fully set forth in this Agreement, mutatis mutandis.

                                    ARTICLE V

                    COVENANTS OF THE DELIVERY AND SALES AGENT

     For so long as this Agreement shall remain in effect, Petrobras, in its capacity as Delivery and Sales Agent, agrees that it shall observe and perform the covenants contained in clauses (a), (b), (c), (d), (e), (f), (h), (i), (j),
(k), (l), (m) and (n) of Section 5.01, and clauses (a), (b) and (c) of Section
6.01 of the Master Export Contract, which covenants and agreements are incorporated by reference in this Agreement as if fully set forth herein, in accordance with their terms, mutatis mutandis. The Delivery and Sales Agent further covenants and agrees that it shall not take any action, nor fail to take any action, which would impair the title to the Eligible Products delivered under the Master Export Contract or Prepayment Agreement, or which would result in the creation of any lien or adverse claim in respect of such Eligible Products.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     The prior execution and delivery of all of the other Transaction Documents to which Petrobras and Petrobras Finance are a party shall be a condition precedent to the effectiveness of this Agreement.

                                   ARTICLE VII

                               GENERAL PROVISIONS

     7.1 Reimbursement. The Delivery and Sales Agent agrees to reimburse each of Petrobras Finance and the Trustee, as the case may be, on demand for all reasonable and documented costs and expenses incurred by Petrobras Finance or the Trustee in connection with the enforcement of its rights and benefits under this Agreement.

     7.2  Rights Confined to Parties; Third Party Beneficiaries.

     (a) Except as set forth in sub-section (b) below, nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement, and the terms,

                        Administrative Services Agreement

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                                       -5-

covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto.

     (b) The Trustee is expressly made hereby a third party beneficiary with respect to all obligations of the Delivery and Sales Agent under this Agreement and shall be entitled to enforce the same.

     7.3  Amendment or Waiver: Remedies Cumulative.

     (a) No provision of this Agreement may be amended or waived, and this Agreement may not be terminated, without the written consent of the Trustee and each of the parties hereto.

     (b) No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder or under any other document delivered in connection herewith or therewith and no course of dealing between Petrobras Finance and the Delivery and Sales Agent shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other document delivered in connection herewith preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder or thereunder. The rights, powers and remedies herein and in any of the other documents delivered in connection herewith are cumulative and not exclusive of any rights, powers or remedies which any party hereto would otherwise have. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of such party to any other or further action in any circumstances without notice or demand.

     7.4 Binding Upon Assigns. The provisions of this Agreement (including any amendments, modifications and waivers hereof properly adopted) shall be binding upon and shall inure to the benefit of the parties hereto and any third party beneficiaries, and each of their respective successors and assigns. Neither party hereto shall be entitled to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and the Trustee.

     7.5  Waiver of Immunity; Submission to Jurisdiction; Agent.

     (a) This Agreement, and any actions taken hereunder, constitute commercial acts by the parties. Each party hereto hereby irrevocably and unconditionally and to the fullest extent permitted by the laws of any jurisdiction waives and agrees not to plead or claim, any right to immunity from jurisdiction, set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise for itself or any of its property, assets or revenues wherever located with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any other Transaction Document, in each case for the benefit of any third party beneficiary hereunder and their respective successors and assigns, it being intended that the foregoing waiver and agreement shall be effective, irrevocable and not subject to withdrawal in any and all jurisdictions.

     (b) The parties hereto irrevocably agree that any legal action, suit or proceeding brought by or against either of them with respect to any matter under or arising out of or in any

                        Administrative Services Agreement

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                                       -6-

way connected with this Agreement or any document delivered pursuant to this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the courts of the United States for the Southern District of New York (and the courts of appeal thereto) and if such courts cannot or will not hear such action, suit or proceeding, then in the courts of the County and State of New York (and the courts of appeal thereto), and by execution and delivery of this Agreement, the parties hereto hereby irrevocably accept and submit to the non-exclusive jurisdiction of the aforesaid courts in person, generally and unconditionally, with respect to any such action, suit or proceeding for themselves and in respect of any of their property, assets and revenues. In addition, the parties hereto hereby irrevocably and unconditionally waive (i) all rights to a trial by jury and (ii) to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement, brought in any of the aforesaid courts, and hereby further irrevocably and unconditionally waive and agree, to the fullest extent permitted by law, not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) The Delivery and Sales Agent hereby irrevocably designates, appoints and empowers the New York office of Petrobras at 570 Lexington Avenue, New York, New York 10022-6837, and its successors as its process agent; and Petrobras Finance hereby irrevocably designates, appoints and empowers the New York office of Petrobras at 570 Lexington Avenue, New York, New York 10022-6837, and its successors as its process agent (each, a "Process Agent"), to receive, accept and acknowledge for and on its behalf and on behalf of its property service of any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding in the courts of the County and State of New York (and the courts of appeal thereto) or of the United States of America for the Southern District of New York (and the courts of appeal thereto), which service may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. Each of Petrobras Finance and the Delivery and Sales Agent agrees to take any and all action necessary to continue such designation in full force and effect; and should such Process Agent become unavailable for this purpose for any reason, each of Petrobras Finance and the Delivery and Sales Agent, as the case may be, shall forthwith irrevocably designate a new Process Agent with an office in New York, New York, which shall agree to act as such, with the powers and for the purposes specified in this subsection. Each of Petrobras Finance and the Delivery and Sales Agent further irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents of any of the aforesaid courts in any such action, suit or proceeding by hand delivery, to it at its address set forth in
Section 7.6 or to any other address of which it shall have given notice pursuant to Section 7.6 or to its then Process Agent.

     7.6  Notices.

     (a) Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall become effective when received. Any written notice shall either be mailed, certified or registered mail, return receipt requested with proper postage for airmail prepaid, or by overnight delivery service (providing for delivery receipts) or delivered by hand or sent in the form of a tested telex or confirmed facsimile.

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                                       -7-

     (b) All notices, requests, demands or other communications under this Agreement shall be addressed as follows or as any of the parties to this Agreement shall have specified to all other parties in writing:

     To the Delivery and Sales Agent:

            Petrobras
            Petroleo Brasileiro S.A. - Petrobras
            Avenida Republica do Chile 20035-900
            Rio de Janeiro - RJ Brazil

     Attn:  Lair Oliveira
            Manager - Long Term Finance
            Room 302 L

     Telephone:   011 55 21 2534 1450
                  011 55 21 2534 4258

     To:    Petrobras Finance
            Petrobras Finance Limited
            Avenida Republica do Chile 20035-900
            Rio de Janeiro - RJ, Brazil

     Attn:  Lair Oliveira
            Director
            Room 302 L

     Telephone:   011 55 21 2534 1450
                  011 55 21 2534 4258

     With a copy to:

     The Trustee:
     U.S. Bank, National Association, Cayman Islands Branch
     c/o IBJ Whitehall Bank and Trust Company
     P.O. Box 1040 GT
     Grand Cayman, Cayman Islands
     Telephone:  (345) 949-2849
     Facsimile:  (345) 949-5409

     with a copy to:
     U.S. Bank Trust National Association
     100 Wall Street, Suite 1600
     New York, New York 10005
     Telephone:  (212) 361-2501
     Facsimile:  (212) 809-5459

                        Administrative Services Agreement

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                                       -8-

     To Servicer:

     Petrobras International Finance Co.
     As Servicer to Petrobras Finance
     Avenida Republica do Chile 20035-900
     Rio de Janeiro - RJ Brazil

     Attn:  Mariangela Monteiro Tizatto
            Deputy General Manager Accounting

     Telephone:    011 55 21 2534-6245
                   011 55 21 2534-0438

     7.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.8 Governing Law. THE PROVISIONS OF THIS AGREEMENT, AND ALL THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

     7.9 Use of English Language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or accompanied by a certified English translation.

     7.10 Counterparts. This Agreement may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

     7.11 Survival. Notwithstanding anything to the contrary herein, all representations and warranties of the Delivery and Sales Agent hereunder and the obligations of the Delivery and Sales Agent under Section 7.1 shall survive the termination of this Agreement.

     7.12 No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party hereto be liable to the other party for any consequential damages or lost profits that such other party may suffer. The parties acknowledge that this Section is intended only to limit their liability to each other for consequential loss or damage, and shall not be construed so as to limit their liability to third parties or their right to seek indemnification for third party claims in accordance with any other Section.

     7.13 No Petition. Petrobras shall not be entitled to take any step for the winding-up of, or initiate proceedings against, Petrobras Finance under any applicable bankruptcy, reorganization or insolvency laws or laws with similar effect.

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                                       -9-

     7.14 Limited Recourse. Petrobras hereby agrees that its only recourse for the payment of any obligations owing to it by Petrobras Finance hereunder or in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including but not limited to payments in respect of any liability arising out of breaches of representations, warranties and covenants given by Petrobras Finance, shall in all events be limited to Receivables and any other monies and assets which are available to Petrobras Finance. Petrobras further agrees that it shall not otherwise take or pursue any judicial proceedings or other actions, or join with any Person in taking or pursuing any such proceedings or actions, against Petrobras Finance or its assets, or exercise any other right or remedy that it might otherwise have against Petrobras Finance or its assets, other than in respect of such assets, for payment of any obligations referred to in the immediately preceding sentence and that Petrobras Finance shall not otherwise be liable for such obligations and any claim therefor shall be extinguished.

                        Administrative Services Agreement

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                                       S-1

     IN WITNESS WHEREOF, the parties hereto have executed this Administrative Services Agreement as of the date and year first above written.

                                        PETROLEO BRASILEIRO, S.A. - PETROBRAS,
                                           as Delivery and Sales Agent



                                        By:_____________________________________
                                           Name:
                                           Title:



                                        By:_____________________________________
                                           Name:
                                           Title:



                                        PETROBRAS FINANCE, LTD.



                                        By:_____________________________________
                                           Name:
                                           Title:

                        Administrative Services Agreement

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                                       -2-

WITNESSES



1. By:___________________________
      Name:



2. By:___________________________
      Name:

                        Administrative Services Agreement